Exhibit 10.34

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW PE HOLDCO LLC

DATE: JUNE 29, 2010

TABLE OF CONTENTS

Page
SECTION 1 THE COMPANY		1

1.1	Formation; Limited Liability Company Agreement; Authorized Person.	1
1.2	Name.	2
1.3	Purpose; Powers.	2
1.4	Registered Office.	2
1.5	Term.	3
1.6	Title to Property.	3
1.7	Payments of Individual Obligations.	3

SECTION 2 UNITS, ADMISSION OF MEMBERS AND CAPITAL CONTRIBUTIONS		3

2.1	Units.	3
2.2	Admission of Members.	4
2.3	Capital Contributions.	4
2.4	Unit Transfers.	4
2.5	Register and Certification of Limited Liability Company Interests.	4
2.6	Record Holders.	5
2.7	Record Date.	5

SECTION 3 ALLOCATIONS		5

3.1	Profits and Losses.	5
3.2	Special Allocations.	6
3.3	Curative Allocations.	8
3.4	Loss Limitation.	8
3.5	Other Allocation Rules.	8
3.6	Tax Allocations: Code Section 704(c).	9
3.7	Special Allocations for Distributions in Excess of Basis.	.9

SECTION 4 DISTRIBUTIONS		10

4.1	Distributions.	10
4.2	Amounts Withheld.	10
4.3	Limitations on Distributions.	10
4.4	Tax Distributions.	10
4.5	Nature of Distributions.	11

SECTION 5 MANAGEMENT		11

5.1	General; Management Company.	11
5.2	Board of Managers; Number, Term and Designation or Election of Managers.	11

i

5.3	Resignation and Removal of Managers.	12
5.4	Appointment of Officers.	13
5.5	Board Meetings.	13
5.6	Quorum of and Action by Board.	14
5.7	Compensation.	16
5.8	Other Business.	16
5.9	Standard of Care; Liability.	16
5.10	Subsidiary Matters.	16

SECTION 6 ROLE OF MEMBERS: WITHDRAWAL, PARTITION AND OTHER ISSUES		17

6.1	Resignation.	17
6.2	Member Compensation.	17
6.3	Members’ Liability.	17
6.4	Partition.	17
6.5	Other Instruments.	17
6.6	Authority.	18
6.7	Meetings of Members.	18
6.8	Actions Requiring Consent of Members.	18
6.9	Action By Written Consent.	21
6.10	Members that are Lenders.	21
6.11	BHCA Members.	21

SECTION 7 ACCOUNTING, BOOKS AND RECORDS		22

7.1	Accounting, Books and Records.	22
7.2	Reports.	23
7.3	Tax Matters.	23

SECTION 8 AMENDMENTS; CONVERSION		23

8.1	Amendments.	23
8.2	Conversion.	24

SECTION 9 TRANSFERS		24

9.1	Restrictions on Transfers.	24
9.2	Conditions to Permitted Transfers.	24
9.3	Prohibited Transfers.	25
9.4	Rights of Unadmitted Assignees.	26
9.5	Admission of Substituted Members.	26
9.6	Distributions and Allocations in Respect of Transferred Units.	27
9.7	Tag-Along Rights.	27
9.8	Drag-Along Right.	29
9.9	Provisions Applicable to Tag-Along and Drag-Along Sales.	29

ii

SECTION 10 REPRESENTATIONS OF MEMBERS		31

10.1	Organization; Authority.	31
10.2	No Conflict.	31
10.3	No Proceeding.	31
10.4	Enforceability.	31
10.5	Acquisition of Units.	31
10.6	Bank Holding Company Act.	32

SECTION 11 DISSOLUTION AND WINDING UP		32

11.1	Dissolution Events.	32
11.2	Winding Up.	32
11.3	Liquidator Distributions.	33
11.4	Deemed Distribution and Recontribution.	33
11.5	Rights of Members.	34
11.6	Notice of Dissolution/Termination.	34
11.7	Allocations During Period of Liquidation.	34
11.8	Character of Liquidating Distributions.	34
11.9	The Liquidator.	34
11.10	Form of Liquidating Distributions.	35

SECTION 12 INDEMNIFICATION		35

12.1	General.	35
12.2	Advancement of Expenses.	36

SECTION 13 MISCELLANEOUS		37

13.1	Notices.	37
13.2	Binding Effect.	37
13.3	Construction.	37
13.4	Time.	3 8
13.5	Headings.	38
13.6	Severability.	38
13.7	Incorporation by Reference.	38
13.8	Variation of Terms.	38
13.9	Governing Law.	3 8
13.10	Submission to Jurisdiction; Waiver of Jury Trial and Venue.	38
13.11	Counterpart Execution.	39
13.12	Specific Performance.	39
13.13	No Third Party Beneficiaries.	40
13.14	Entire Agreement.	40

APPENDIX I:	DEFINED TERMS
APPENDIX II:	CAPITAL ACCOUNTS / MEMBERS
EXHIBIT A:	FORM OF JOINDER AGREEMENT
EXHIBIT B:	FORM OF UNIT CERTIFICATES

iii

LIMITED LIABILITY COMPANY AGREEMENT
OF NEW PE HOLDCO LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of NEW PE HOLDCO LLC (the “Company”) is entered into and shall be effective as of the 29th day of June 2010 (the “Effective Date”), and is made by and among the entities listed on Appendix II to this Agreement (as such Appendix may be amended and/or restated from time to time), and each other person who becomes a Member by executing a joinder agreement in the form of Exhibit A hereto. All capitalized terms not otherwise defined herein have the meaning set forth for such terms in Appendix I hereto.

RECITALS

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on June 9, 2010 and pursuant to that certain Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 16, 2010, filed by the predecessors in interest to PEH and the Plant LLCs with the United States Bankruptcy Court for the District of Delaware (the “Reorganization Plan”);

WHEREAS, the Company will indirectly own, through Pacific Ethanol Holding Co. LLC (its wholly-owned subsidiary, “PEH”), certain ethanol production facilities (the “Plants”) held by Pacific Ethanol Madera LLC (“PE Madera”), Pacific Ethanol Columbia, LLC (“PE Boardman”), Pacific Ethanol Stockton LLC (“PE Stockton”) and Pacific Ethanol Magic Valley, LLC (“PE Magic Valley”, collectively with PE Madera, PE Boardman and PE Stockton, the “Plant LLCs” and each a “Plant LLC”) and located in Madera, California, Boardman, Oregon, Burley, Idaho, and Stockton, California, respectively.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

SECTION 1
THE COMPANY

1.1   Formation; Limited Liability Company Agreement; Authorized Person.

(a) The Members have formed the Company as a limited liability company under and pursuant to the provisions hereof and of the Act. The fact that the Certificate is on file with the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company. Upon the execution hereof, each of the Persons named on the signature pages hereto shall be considered admitted to the Company as a Member and each such Member, by its execution and delivery of this Agreement, agrees to be bound by the terms and conditions hereof. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement

(b)The Members acknowledge and agree that Ludwell Strickler was and is an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. As of the Effective Date, his powers as an “authorized person” ceased, and the Board thereupon became the designated “authorized person” and shall continue as the designated “authorized person” (reserving the right, pursuant to the terms hereof, to designate other “authorized persons”) within the meaning of the Act. The Board, or its duly appointed designee, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

1.2 Name.

The name of the Company shall be “New PE Holdco LLC” and all business of the Company shall be conducted in such name or such name or assumed names as the Board deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to, or may elect to, be qualified. The Board may change the name of the Company upon ten (10) Business Days’ notice to the Members.

1.3 Purpose; Powers.

(a) The purposes of the Company are to (i) own the equity interests of PEH and, indirectly, the Plant LLCs and (ii) engage in such additional activities related or incidental to the purposes set forth in clause (i) as permitted in accordance with the terms of this Agreement (the “Business”).

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3(a).

(c) The Company is hereby authorized to (i) execute, deliver and perform, and any Manager and the Chief Operating Officer, in each case on behalf of the Company, are hereby authorized to execute and deliver the (1) Pledge and Security Agreement, dated on or about the date hereof, among the Company, PEH, and the collateral agent under the Credit Agreement and (2) the Call Option Agreement and all documents, agreements, certificates, or financing statements contemplated by, or related to, any of the foregoing, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement and (ii) cause (1) PEH and each of the Plant LLCs to enter into the Credit Agreement and all Financing Documents, Project Documents (as each such term is defined in the Credit Agreement) and other documents referred to therein to which any of PEH or any Plant LLC is a party and (2) cause PEH to pledge the equity interest in the Plant LLCs as contemplated by the Credit Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Board to enter into other agreements on behalf of the Company.

1.4 Registered Office.

The Company’s registered office, and the name and address of its registered agent, in the State of Delaware initially are located at the address set forth in the Certificate. The Company may change its registered office to such location within the State of Delaware as may from time to time be determined by the Board.

1.5   Term.

The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue perpetually until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in SECTION 11.

1.6  Title to Property.

All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

1.7  Payments of Individual Obligations.

The Company’s Property, credit and other assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

SECTION 2
UNITS, ADMISSION OF MEMBERS AND CAPITAL CONTRIBUTIONS

2.1   Units.

(a) The limited liability company interests in the Company shall consist of one class of limited liability company interests, denominated as “Units”. Each owner of one or more of Units shall be referred to herein as a Member. The Units represent limited liability company interests in the Company issued pursuant to the Act, representing a Capital Contribution, and any and all benefits to which a holder of such an interest may be entitled to under this Agreement or the Act, together with all obligations of such holder to comply with the terms and provisions of this Agreement and the Act.

(b) The Units shall be entitled to one vote per Unit on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Units shall have the rights, preferences and privileges set forth herein. One-thousand (1,000) Units shall be outstanding as of the Effective Date.

(c) Other than in connection with additional Capital Contributions as contemplated by Section 2.3(b), and pursuant thereto and to Sections 5.6(b)(ix) and (x), no additional Units shall be issued.

2.2   Admission of Members.

Additional Persons (other than those admitted as Members as of the Effective Date) shall be admitted to the Company as a Member on the date that all of the following conditions have been satisfied: such Person has (a) paid any required contribution, (b) been accepted by the Board as a Member and (c) executed a Joinder Agreement.

2.3  Capital Contributions.

(a)  Original Capital Contributions. In respect of the Capital Contributions that have been made by the Members as of the Effective Date (the “Original Capital Contributions”), the Members have received the Units and have the initial capital accounts set forth in Appendix II hereto.

(b)Subsequent Capital Contributions. No Member shall be required to make any additional Capital Contribution without such Member’s written consent. However, with the consent of a majority of the Board and of Members holding at least eighty-five (85%) (a “Supersupermajority”) of the then outstanding Units, the Company may request that the Members make an additional Capital Contribution pro rata in accordance with their respective holdings of the Units; provided that without its written consent, no Member shall be diluted, by virtue of not participating in such additional Capital Contribution, by more than a one-to-one ratio for every dollar not so contributed. Any solicitation of the Members’ consent in respect of an additional Capital Contribution shall include disclosure of the proposed terms, including a description of the dilutive effects, if any, of such Capital Contribution.

2.4  Unit Transfers.

Appendix II shall be updated upon the issuance of any new Units as permitted by this Agreement and upon Transfer of any Units pursuant to and in accordance with this Agreement. An amendment to Appendix II to reflect the aforesaid may be executed by any Manager or the Chief Operating Officer of the Company.

2.5   Register and Certification of Limited Liability Company Interests.

(a) The Company shall maintain a register indicating: (i) with respect to each issuance of Units, the date of such issuance, the number of Units issued and the Member to whom such Units were issued and (ii) with respect to each Transfer of Units permitted by the terms of this Agreement, the date of such Transfer, the number of Units transferred and the identity of each of the transferor and the transferee(s) of such Units.

(b) Unless the Board determines otherwise, the Company will not issue certificates representing the Units. However, if the Units are evidenced by a certificate (the form of certificate for Units attached hereto as Exhibit B, a “Unit Certificate”), such Unit Certificate shall be executed on behalf of the Company by a Manager or the Chief Operating Officer of the Company. Unit Certificates bearing the signatures of Persons who were, at the time when such signatures shall have been affixed, authorized to sign such Unit Certificates on behalf of the Company shall be validly issued and entitled to the benefits of this Agreement, notwithstanding that such Persons or any of them shall have ceased to be so authorized prior to the delivery of such Unit Certificates or did not have such authority at the date of delivery of such Unit Certificates.

(c) The Units shall have no preemptive or similar rights (except as provided herein) and, when issued to the Members against payment of the applicable Capital Contribution, will be fully paid and non-assessable by the Company.

2.6   Record Holders. Except as may otherwise be required by law, the Company shall be entitled to treat the record holder of Units as shown on its books as the owner of such Units for all purposes, including the payment of distribution and the right to vote, if any, with respect thereto, regardless of any Transfer, pledge or other disposition of such Units, and shall incur no liability for distributions of cash or other property made in good faith to such record holder until such Units have been transferred on the books of the Company in accordance with the requirements of and in compliance with Section 9 of this Agreement. It shall be the duty of each Member to notify the Company of any change of address or contact information of such Member from that set forth on such Member’s signature page hereto.

2.7   Record Date. In order that the Company may determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or to express consent to an action of the Company in writing without a meeting, or entitled to receive payment of any allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of Units or for the purpose of any other lawful action, the Board may fix, in advance, a record date (the “Record Date”), which shall not be more than sixty (60) days, nor less, in the case of a meeting of Members, ten (10) days, before the date of such meeting or, in the case of any other action for which a record date may be fixed, two (2) days before the date of the taking of such other action. In such case only Members of record on such Record Date shall be entitled to notice of any meeting of the Members or any adjournment thereof, notwithstanding any Transfer of Units on the books of the Company after such Record Date. If no record date is fixed by the Board and notice thereof is delivered to the Members, (a) the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the date on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) the Record Date for determining Members entitled to express consent to Company action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and (c) the Record Date for determining Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

SECTION 3
ALLOCATIONS

3.1   Profits and Losses.

(a)  General. After giving effect to any allocations required under Section  3.1(b) and subject to the special allocations set forth in Sections 3.2, 3.3, 3.4, 3.5 and 3.7, Profits and Losses for each Fiscal Year shall be allocated to the Members (unless otherwise provided in this Agreement) pro rata based on their respective holdings of the Units.

(b)  Certain Exit Facility Related Allocations.Subject to the special allocations set forth in Sections 3.2, 3.3, 3.4, 3.5 and 3.7, to the extent that with respect to any

Fiscal Year of the Company there are deductions attributable to (i) “original issue discount” (as defined for U.S. federal income tax purposes) on the Term Loans, or (ii) any portion of an Exit Facility Lender’s Exit Facility Sub-Capital Account arising from a capital shift and treated as equivalent to a commitment or credit facility fee, such deductions shall be allocated to the Members in proportion to the initial amount of their Non-Exit Facility Sub-Capital Accounts as shown on Appendix II hereto. The extent to which there is “original issue discount” or any capital shift described in clauses (i) and (ii) hereof shall be determined by the Tax Matters Member in its sole discretion and shall be binding on all Members.

3.2   Special Allocations.

The following special allocations shall be made in the following order:

(a)  Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this SECTION 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this SECTION 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)  Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this SECTION 3 have been tentatively made as if this Section 3.2(c) were not in this Agreement.

(d)  Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this SECTION 3 have been made as if Section 3.2(c) and this Section 3.2(d) were not in this Agreement.

(e)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members, pro rata, based on Units outstanding.

(f)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)  Maintenance of Capital Accounts. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed hereunder. The Board also shall in good faith (x) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (y) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.3  Curative Allocations.

The allocations set forth in Sections 3.2(a) through 3.2(g) and 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.3. Therefore, notwithstanding any other provision of this SECTION 3 (other than the Regulatory Allocations), the Board in good faith shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent and as quickly as possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.1. To the extent possible, the offsetting special allocations made to a Member pursuant to the preceding sentence shall be made to the separate Capital Account balances of such Member in such proportions as will cause such separate Capital Account balances to be the same as if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.1.

3.4  Loss Limitation.

Losses allocated pursuant to Section 3.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3. 1, the limitation set forth in this Section 3.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-
1 (b)(2)(ii)(d) of the Regulations.

3.5  Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board in good faith using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this SECTION 3 and hereby agree to be bound by the provisions of this SECTION 3 in reporting their shares of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their respective ownership of Units outstanding on the date with respect to which such determination is being made.

(d) Tax credits and any other items other than Profits and Losses that are not otherwise expressly provided for herein shall be allocated to the Members in proportion to their respective ownership of Units outstanding as of the end of the Fiscal Year.

(e) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

3.6  Tax Allocations: Code Section 704(c).

(a) Subject to Section 3.6(d), items of income, gain, loss, deduction and credit to be allocated for income tax purposes will be allocated among the Members on the same basis as their respective book items.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the allocation method determined by the Board in good faith in accordance with applicable Regulations.

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to Section 3.6(b) or Section 3.6(c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account of a Member or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

3.7   Special Allocations for Distributions in Excess of Basis.

Notwithstanding the other provisions of SECTION 3, in the event that an advance or drawing is made to any Member that would be considered a distribution in excess of basis if allocations were made pursuant to the other provisions of SECTION 3, then to the extent possible such Member shall be allocated Profits (and, if necessary, gross income) for the Fiscal Year to ensure that, when added to the amount that would otherwise be allocated pursuant to SECTION 3, such Member has just a sufficient amount of basis necessary to ensure that the advance or drawing will not be considered a distribution in excess of basis. If any allocations are made pursuant to this Section 3.7, then items of income (including gross income), gain, loss and deduction shall thereafter be specially allocated among the Members in such a fashion that the allocations to each Member, when combined with the allocations made under this Section 3.7, shall equal the amounts that would have otherwise been allocated to each Member if this Section 3.7 had not been applied; provided, however, that any allocation made pursuant to this sentence shall not be made to the extent that it would itself cause a “distribution in excess of basis” problem for any Member.

SECTION 4
DISTRIBUTIONS

4.1  Distributions.

Except as otherwise provided in SECTION 11 following a Dissolution Event and as required by Section 4.4, distributions of Distributable Cash shall be made by the Company to the Members pro rata based on their respective holdings of the Units.

4.2   Amounts Withheld.

All amounts withheld by the Company pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

4.3 Limitations on Distributions.

(a) The Company shall make no distributions to the Members except as provided in this SECTION 4 and SECTION 11.

(b) Notwithstanding anything contained herein to the contrary, the Company shall not be required to make any distributions provided for in this SECTION 4 unless the Company has sufficient Distributable Cash to pay such amounts. If the Company does not have Distributable Cash to pay any distributions required under this SECTION 4, then such distributions shall accrue and it shall not be a breach of this Agreement by the Company if such distributions are not paid.

4.4  Tax Distributions.

(a)The Company shall distribute to each Member at least ten (10) days before each estimated tax payment due date (April 15, June 15, September 15 and December 15) with respect to a taxable year, an amount equal to the excess, if any, of the difference between (i) the sum of the Company’s estimate of such Member’s cumulative distributive share of the Company’s estimated taxable income, if any, for U.S. federal income tax purposes for such taxable year through the previous month’s end (ignoring for this purpose the effect of any basis adjustments pursuant to an election under Code Section 754) multiplied by the Assumed Tax Rate, over (ii) the sum of all previous cash distributions made to such Member under this SECTION 4 with respect to such taxable year. Furthermore, the Company shall be required to distribute to such Member, not later than April 1st of each year, an amount that would have been distributed as the last estimated tax payment with respect to the preceding taxable year had such payment been based on such Member’s distributive share of the Company’s taxable income for such taxable year rather than an estimate thereof (ignoring for this purpose the effect of any basis adjustments pursuant to an election under Code Section 754).

(b) Any distribution which is made to a Member pursuant to Section 4.4(a) shall reduce the total amount of distributions which such Member would otherwise be entitled to receive under Section 4.1 and under any other distribution provisions of this Agreement and shall be deemed to have been an advance made pursuant to such Sections.

4.5  Nature of Distributions.

Any distributions made to holders of Units during an Fiscal Year pursuant to this SECTION 4 shall be considered drawings against their distributive shares of income for purposes of Treasury Regulation Section 1.731-1(a)(1)(ii).

SECTION 5
MANAGEMENT

5.1   General; Management Company.

(a) Except as set forth herein (including without limitation those actions expressly required by this Agreement to be approved by the Members), the Business, properties and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by a committee of Managers (the “Board”) designated and/or elected by the Members pursuant to the terms of this Agreement or as delegated by the Board to any individual Manager, committee of Managers or an officer of the Company. No Member, other than in his or her capacity as a Manager, as applicable, shall have authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company.

(b) The Board shall hire the Management Company to manage generally the day-to-day activities of PEH and the Plant LLCs in accordance with the terms of the Asset Management Agreement. Additionally, the Board shall employ the Chief Operating Officer, who shall be responsible for the administration of the Company, PEH and the Plant LLCs, including without limitation acting as the primary liaison between the Company, PEH and the Plant LLCs, on the one hand, and the Management Company, on the other hand. Initially, the Management Company shall be Pacific Ethanol, Inc. pursuant to the Asset Management Agreement.

5.2   Board of Managers; Number, Term and Designation or Election of Managers.

(a) The Board shall consist of five (5) members (each, a “Manager”). The initial Managers as of the Effective Date are: Ned Kleinschmidt, Merrill Kramer, Alex Sorokin and Denis J. Taura, with one (1) vacancy to be filled, in accordance with Section 5.2(c) or 5.2(d), as applicable, upon the earlier to occur of the (i) exercise of the Call Option and (ii) expiration of the 90-day Call Option exercise period as provided in the Call Option Agreement. A Manager need not be a resident of the State of Delaware or a Member of the Company.

(b) Each of the initial Managers, including any Manager elected to fill the initial vacancy, shall hold office until the earlier of (i) the first anniversary of the Effective Date and until such Manager’s successor is designated or elected and qualified and (ii) his or her resignation, removal or death. Thereafter, each Manager shall hold office for a period of one (1) year (and until his or her successor is designated or elected and qualified) or such shorter period resulting from such Manager’s resignation, removal or death. New Managers shall be designated or elected, as applicable, prior to the end of the term of the existing Board, or as soon as practicable after the end of the term of the existing Board (each such period of designation and election, a “Board Election”). There is no limit on the number of terms a Manager may serve on the Board.

(c) Each Member holding at least twenty percent (20%) of the Units outstanding as of the Record Date for any Board Election (or as of the time a vacancy is to be filled pursuant to Section 5.3(c)) (a “Designating Member”) shall be entitled to designate one Manager (each such Manager, a “Designated Manager”) to serve on the Board for the ensuing term. At such time as the vacancy on the initial Board is to be filled, if the Call Option shall have been exercised for at least twenty percent (20%) of the Units then outstanding, the Call Option Counterparty shall be entitled to designate a Manager to fill such vacancy; if the Call Option has not been exercised, or was exercised for less than twenty percent (20%) of the Units then outstanding, the initial vacancy shall be filled in accordance with Section 5.2(d).

(d) Any Managers that are not designated in accordance with Section 5.2(c)  will be elected by the Members who are not Designating Members as of the Record Date for the applicable Board Election. Each such non-Designating Member may nominate one candidate (and if there are fewer nominees than the number of Managers to be elected, any non-Designating Member may nominate additional candidates). Each non-Designating Member may cast in favor of one or more nominees a number of votes, in the aggregate, equal to such Member’s number of Units multiplied by the number of Managers to be elected in such Board Election. Each Manager will be selected by plurality of the votes cast by the non-Designating Members.

5.3   Resignation and Removal of Managers.

(a) Resignation. Any Manager may resign at any time by giving prior written notice to the Members, such resignation to be effective upon the receipt of such notice or at such later time as is determined by the Board. Unless otherwise specified therein, the acceptance of such resignation by the Members or the Board shall not be necessary to make it effective. The resignation of any Manager who also is a Member shall not affect such Person’s rights as a Member.

(b) Removal.

(i) Any Designated Manager may be removed at any time by (i) the Designating Member that designated him or her or (ii) the affirmative vote of Members holding a Super-supermajority of the Units then held by all Members other than the Member who designated such Designated Manager.

(ii) A Manager elected pursuant to Section 5.2(d) may be removed by the affirmative vote of Members holding a Super-supermajority of the Units then outstanding.

(iii) The removal of any Manager who also is a Member shall not affect such Person’s rights as a Member.

(c) Vacancies. In the event that any Designated Manager resigns, is removed from the Board or dies, the Member who appointed such Designated Manager shall (if, at the time such vacancy is to be filled, such Member still is a Designating Member) appoint a successor Manager. If such Member is not a Designating Member at the time such vacancy is to be filled, or with respect to any other vacancy on the Board ( whether by resignation, removal or death), a new election shall be held in accordance with Section 5.2(d) to fill such vacancy.

5.4  Appointment of Officers.

(a) The Board shall have the right to appoint a chief operating officer (the “Chief Operating Officer”) and other officers of the Company to assist with the affairs of the Company. Such other officers may include from time to time, a president, one or more vice presidents, a chief financial officer, a secretary and one or more assistant secretaries.

(b) The Chief Operating Officer shall be in charge of the operations of the Company, including regular communications with the Management Company, and will report to the Board and have responsibility to cause the Company to carry out all directives of the Board and any committees formed by the Board. The Chief Operating Officer may sign any certificates evidencing the Units and contracts and other instruments on behalf of the Company, except where the signing thereof shall be expressly delegated by the Board to a Manager or another officer or agent of the Company. The Chief Operating Officer shall not have power or authority not granted to the Board and in no event shall he or she authorize, engage in or enter into any of the transactions or actions that require the approval of the Members hereunder, unless and until such Member approval has been provided and he or she has been directed by the Board to act in connection therewith.

(c) The Chief Operating Officer and any other officers shall serve at the pleasure of the Board, subject to all rights, if any, of any such Person under any contract of employment. Any individual may hold any number of offices. In addition to those powers and duties set forth in Section 5.4(b) with respect to the Chief Operating Officer, the officers shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

5.5  Board Meetings.

(a) The Board, acting by majority vote, shall be entitled to schedule regularly scheduled meetings, which meetings shall be held either within or without the State of Delaware at whatever place is specified in the call of the meeting. No notice need be given to Managers of regular meetings for which the Managers have previously designated a time and place for the meeting. Special meetings may be called by two (2) or more Managers upon three (3) Business Days’ advance notice, which notice may be given by mail, facsimile or email and shall include the place, time and purpose(s) of the meeting. Notice need not be given to any Manager if (i) action is taken under Section 5.6(c), (ii) a written waiver of notice is executed before or after the meeting by such Manager or (iii) such Manager attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because such meeting was not lawfully called or convened.

(b) Any Manager shall be permitted to attend any meeting of the Board in person or by conference telephone or similar communications equipment, and participation in a meeting via such equipment will constitute presence in person at such meeting. The Managers, by majority vote, may appoint from among themselves a Chairman of the Board to preside at meetings of the Board.

(c) All Members will receive at least three (3) Business Days’ notice of any Board meeting.

(d) A single representative of any Member that (i) is not a Manager, (ii) is not a Designating Member and (iii) holds at least four percent (4%) of the Units then outstanding, (y) may attend, subject to the restrictions contained herein, any meeting of the Board solely as an observer and (z) shall receive, in the same format, the materials provided to the Managers in connection with any meeting of the Board. Prior to attending any meeting of the Board and/or receiving any materials pursuant to this Section 5.5(d), the Board may require the Member and the Member’s designated representative to execute a confidentiality and non-disclosure agreement (with operative provisions substantially in the form of the provisions set forth on Exhibit C attached hereto (the “Confidentiality Provisions”)) with regard to the information to be presented or discussed at such meeting or included in such materials.

5.6   Quorum of and Action by Board.

(a)Quorum. The presence, in person, of a majority of the Managers then serving on the Board shall constitute a quorum for the transaction of business at any meeting of the Board.

(b)Action at a Meeting. Any action to be taken or approved by the Board hereunder must be taken or approved by majority vote of the Board and any action so taken or approved shall constitute the act of the Board; provided that any action of the Board shall exclude any Manager with a financial interest, or whose Affiliate has a financial interest, in such action and such Manager shall excuse himself or herself from the Board’s consideration of such action. Without limiting the generality of the foregoing, the affirmative vote of a majority of the Managers shall be required to:

(i) act in connection with (y) any litigation, arbitration or mediation or (z) the settlement, in an amount less than $1,000,000, of any legal claims;

(ii) retain or dismiss outside auditors;

(iii) establish or amend any material accounting policies;

(iv) approve reasonable expense reserves for the Company’s operations, such as audit, accounting and legal fees and any costs of maintaining the books and records of the Company;

(v) execute and deliver contracts, agreement or commitments involving the payment by or to the Company (and PEH and the Plant LLCs on a consolidated basis, as applicable) of less than $1,000,000 or having a term of less than 12 months, or any amendments thereto;

(vi) incur or pay any capital expenditure of the Company (and PEH and the Plant LLCs on a consolidated basis, as applicable) of less than $1,000,000 and having a term of less than twelve (12) months;

(vii) substantially cease operations of any Plant for any reason;

(viii) purchase or redeem any Units or any securities convertible into Units (which purchase or redemption shall be offered to all Members, pro rata, based on Units outstanding);

(ix) request, in accordance with Section 2.3(b), that the Members make additional Capital Contributions and determine, in good faith on behalf of all the Members, the value of the Units for purposes thereof;

(x) issue new Units in respect of any additional capital contribution made in accordance with Section 2.3(b);

(xi) hire and fire, and determine the salary of, the Chief Operating Officer;

(xii) approve, adopt or modify, the operating and capital expenditure budgets (the “Budgets”) for the Company (which shall be on an annual basis) and PEH and/or any Plant LLC (which, in each case, shall be for such period as is determined by the Board with input from the Chief Operating Officer); provided that any capital expenditure by the Company (and PEH and the Plant LLCs on a consolidated basis, as applicable) included in any Budget that is equal to or in excess of $1,000,000 or has a term equal to or in excess of twelve (12) months shall be approved by Members holding at least a Supermajority of the then outstanding Units in accordance with Section 6.8(c)(ix);

(xiii) remove or appoint the tax matters partner; and

(xiv) approve of the Company’s tax returns.

(c) Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent thereto is signed by a majority of the entire Board (or, if greater, Managers having not less than the minimum number of votes required for such action) and filed with the Company records. Such consent shall have the same force and effect as a vote of the Managers at a meeting duly called and held. Prompt notice of the taking of an action without a meeting of the Board shall be given to any Managers that have not consented, but the failure to give such notice shall not invalidate or otherwise affect the validity of any action properly taken pursuant to this Section 5.6(c).

5.7  Compensation.

Members holding more than fifty percent (50%) of the Units then outstanding shall have the right to fix the compensation of the Managers, which compensation shall be within the market range that is customary for compensation of managers or directors serving in similar positions. Each Manager shall be entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in attending any meeting in his or her capacity as a Manager and nothing contained herein shall preclude any Manager from receiving compensation pursuant to any employment or consulting agreement or arrangement with the Company approved pursuant to the terms of this Agreement.

5.8  Other Business.

No Manager is obligated to devote all of his or her time or business efforts to the affairs of the Company. Each Manager shall devote to the Company the time, effort and skill appropriate for the affairs of the Company and the operation of the Business. Nothing contained in this Agreement shall be construed to impose on any Manager any duty or obligation to disclose or offer to the Company or any of the Members, or obtain for the benefit of the Company or any Member, any other business venture or interest therein (other than any such business venture or interest that directly involves the Company, PEH and/or any Plant LLC).

5.9  Standard of Care; Liability.

Each Manager shall perform his or her duties as a Manager in good faith, in a manner such Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Member of the Company. The Managers do not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or derivation of an improper personal benefit by such Manager.

5.10 Subsidiary Matters.

Each of the Members acknowledges and agrees that, except as expressly set forth in this Agreement (including without limitation Section 6.8), the Board shall have the sole right to make any and all decisions and determinations to be made by the Company with respect to, and to cast all votes and execute all written consents to be executed or cast by the Company (or otherwise direct the actions of PEH) as the sole member of PEH and to direct PEH to cast all votes and execute all written consents to be executed or cast by PEH (or otherwise direct the actions of any Plant LLC) as the sole member of each of the Plant LLCs; provided that, if PEH or any Plant LLC is to take a certain action, and, if such action were instead to be taken by the Company, the Members would have consent rights as set forth in this Agreement (including without limitation Section 6.8), such action shall not be taken without the consent of those Members as would be required if the Company was taking such action.

SECTION 6
ROLE OF MEMBERS: WITHDRAWAL, PARTITION AND OTHER ISSUES

6.1  Resignation.

Except as otherwise provided in SECTION 4 and SECTION 11, no Member shall demand or receive a return on or of its Capital Contributions or resign from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

6.2   Member Compensation.

No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or any Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement or any employment agreement entered into by the Company with such Member.

6.3  Members’ Liability.

Except as otherwise expressly provided in the Act, no Member shall be personally liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions (including any additional Capital Contributions such Member agrees to make pursuant to Section 2.3(b)) and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company. Nothing contained in this Agreement shall be construed to impose on any Member any duty or obligation to disclose or offer to the Company or any of the other Members, or obtain for the benefit of the Company or any other Member, any other business venture or interest therein.

6.4 Partition.

Each Member waives, to the fullest extent permitted by law, its rights to have any Property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

6.5 Other Instruments.

Each Member hereby agrees to execute and deliver to the Company within ten (10) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company reasonably deems necessary, useful or appropriate to comply with any laws, rules or regulations or as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

6.6 Authority.

No Member (other than in his or her capacity as a Manager, as applicable) shall have authority to bind the Company.

6.7 Meetings of Members.

(a) The Board, acting by majority vote, may schedule meetings of the Members from time to time, which meetings shall be held either within or without the State of Delaware at whatever place is specified in the call of the meeting. Meetings shall also be held upon the request of Members holding not less than twenty percent (20%) of the outstanding Units, such request to be delivered in writing to the Chief Operating Officer. The Board shall, within ten (10) days of the receipt by the Chief Operating Officer of such written request, set the date, time and place for a meeting of Members, to be held not later than twenty (20) days from the date of receipt by the Chief Operating Officer of such written request, and shall give Members timely notice of the date and time for and place for such meeting. Written notice of any Member meeting shall be delivered to the Members in accordance with Section 13.1 and shall include place, time and purpose(s) of such meeting.

(b) Notice need not be given to any Member if (i) action is taken under Section 6.9, (ii) a written waiver of notice is executed before or after the meeting by such Member or (iii) such Member attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because such meeting was not lawfully called or convened.

(c) Any Member shall be permitted to attend any meeting of the Members in person or by conference telephone or similar communications equipment, and participation in a meeting via such equipment will constitute presence in person at such meeting. The presence in person or by proxy of Members holding not less than a Supermajority of the Units entitled to vote on the matters scheduled to be presented at the meeting for action by the Members, shall constitute a quorum for the conduct of business at such meeting.

6.8   Actions Requiring Consent of Members.

(a) Notwithstanding anything to the contrary in this Agreement, none of the following actions may be taken without the consent or approval of (y) a majority of the Board and (z) all of the Members:

(i) the making of any loan by the Company, PEH or any Plant LLC (other than loans by any of the foregoing to any of the foregoing);

(ii) purchasing or otherwise acquiring any stock or securities of, or any interest in, or making any contribution to, any other entity (including without limitation the formation of any new subsidiary);

(iii) taking any action to change the authorized number of members, or form of management, of PEH or any of the Plant LLCs;

(iv) except for capital expenditures approved pursuant to Section  5.6(b)(vi) or 6.8(c)(ix) or as reflected in a Budget approved pursuant to Section 5.6(b)(xi), purchasing or otherwise acquiring any property or assets;

(v) obligating the Company, PEH or any of the Plant LLCs to do any of the foregoing; and

(vi) any amendment of Section 5.6(b), Section 8.1 or this Section 6.8.

(b) Notwithstanding anything to the contrary in this Agreement, none of the following actions may be taken without the consent or approval of (y) a majority of the Board and (z) Members holding at least a Super-supermajority of the then outstanding Units:

(i) any amendment of the Certificate or of Section 9 hereof;

(ii) any material amendment of the limited liability company agreement of PEH or any of the Plant LLCs;

(iii) requesting that the Members make additional Capital Contributions in accordance with Section 2.3(b) hereof;

(iv) the commencement of operations of any Plant that is then in a cold shut-down or hot-idle state;

(v) engagement by the Company, PEH or any Plant LLC in any line of business other than the Business (in the case of the Company), the direct ownership of the Plant LLCs (in the case of PEH) and the ownership and operation of the Plants (in the case of the Plant LLCs);

(vi) the execution or amendment of any contract, agreement or arrangement (excluding agreements with respect to indebtedness entered into as of the Effective Date) in a manner that restricts or limits the ability of PEH or any Plant LLC to make distributions to the Company and/or PEH; and

(vii) obligating the Company, PEH or any of the Plant LLCs to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, none of the following actions may be taken without the consent or approval of (y) a majority of the Board and (z) Members holding at least two-thirds (66.67%) (a “Supermajority”) of the then outstanding Units:

(i) engaging in any sale of more than fifty percent (50%) of the Units then outstanding, or any or all of the equity interests of PEH or any Plant LLC;

(ii) engaging in any sale of all or substantially all the assets of the Company, PEH or any Plant LLC;

(iii) the consummation of a conversion in accordance with Section 8.2;

(iv) any public offering of the common stock of the Company or a Roll-up Corporation;

(v) entering into any merger, consolidation, reorganization or recapitalization of the Company, PEH or any Plant LLC;

(vi) taking any action to commence a voluntary case or proceeding under applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent or consenting to the entry of a decree or order appointing a trustee, custodian, receiver, liquidator, assignee or similar official or to initiate a voluntary dissolution, liquidation or termination, in each case, of the Company, PEH or any Plant LLC;

(vii) the abandonment, or commencement of actions to abandon, any Plant;

(viii) entering into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Company, other than on terms and conditions substantially as favorable to the Company as would be obtainable by the Company at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the requisite consent for such action shall exclude any Member who is, or whose Affiliate is, to be party to such transaction(s);

(ix) the incurrence or payment of any capital expenditure by the Company (and PEH and the Plant LLCs on a consolidated basis, as applicable) equal to or in excess of $1,000,000 or having a term equal to or in excess of twelve (12) months; provided that the requisite consent for such action shall exclude any Member with a financial interest, or whose Affiliate has a financial interest, in such capital expenditure;

(x) the execution or amendment of any contract, agreement or commitment involving the payment by or to the Company (and PEH and the Plant LLCs on a consolidated basis, as applicable) equal to or in excess of $1,000,000 or having a term equal to or in excess of one (1) year; provided that the requisite consent for such action shall exclude any Member with a financial interest, or whose Affiliate has a financial interest, in such contract, agreement or commitment;

(xi) the settlement, in an amount equal to or in excess of $1,000,000, of any legal claims against the Company, PEH or any Plant LLC or with respect to any Plant;

(xii) incurring or becoming liable for indebtedness (other than indebtedness entered into pursuant to the Credit Agreement) by (1) any Plant LLC, other than in the ordinary course of operating the Plants or (2) the Company or PEH;

(xiii) the granting of any lien in respect of any assets of the Company, PEH or any Plant LLC (including without limitation the equity interests of PEH or any Plant LLC), other than liens permitted pursuant to indebtedness entered into as of the Effective Date; and

(xiv) obligating the Company, PEH or any of the Plant LLCs to do any of the foregoing.

6.9   Action By Written Consent.

Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if a written consent setting forth the action to be taken is signed by Members holding such number of Units whose affirmative vote would be sufficient to take the action had the vote been taken at a duly held meeting at which Members holding all Units were present, and such consent shall have the same force and effect as a vote of the Members at a meeting duly called and held. No advance notice shall be required to be given in connection with use of a written consent pursuant to this Section 6.9. Prompt notice of the taking of any action without a meeting by less than of all of the Members shall be given to those Members who have not consented to such action, but the failure to give such notice shall not invalidate or otherwise affect the validity of any action properly taken pursuant to this Section 6.9.

6.10 Members that are Lenders.

To the fullest extent permitted by law, any Member that is also a lender to the Company (or, as applicable, whose Associated Lender is a lender to the Company) is expressly permitted to act in accordance with the terms of the documents and agreements evidencing its (or, as applicable, its Associated Lender’s) lending relationship with the Company as if it were not a Member hereunder, even if such actions would be adverse to the interests of the Company. This means, among other things, that any such Member (or its Associated Lender, as applicable) will be entitled to pursue its rights and remedies against the Company in accordance with the terms of such documents and agreements.

6.11 BHCA Members.

Notwithstanding any other provision of this Agreement, all BHCA Members shall be subject to the limitations on voting set forth in this Section 6.11. If at any time a BHCA Member holds Units that would otherwise represent 5% or more of the total Units then outstanding and the vote, consent or decision of a Member is required or permitted pursuant to this Agreement (including, without limitation, the right to designate or elect any Manager as provided herein), such BHCA Member shall not be entitled to participate in such vote or consent, or to make such decision, with respect to the portion of such BHCA Member’s interest in excess of 4.99% of the Units then outstanding, and such vote, consent or decision shall be tabulated or made as if such BHCA Member were not a Member with respect to such BHCA Member’s Units in excess of 4.99% of the total Units then outstanding. In the event that two or more BHCA Members are

Affiliated, the limitations of this Section 6.11 shall apply to the aggregate Units held by such Affiliated BHCA Members and each such BHCA Member shall be entitled to vote its pro rata portion of 4.99% of the Units held by such Affiliated BHCA Members. Except as provided in this Section 6.11, any Units of a BHCA Member held as non-voting Units shall be identical in all respects to the Units of the other Members. Any such Units held as non-voting Units shall remain non-voting Units in the event that the BHCA Member holding such Units ceases to be a BHCA Member and shall continue as non-voting Units with respect to any assignee or other Transferee of such Units. Notwithstanding the foregoing, any BHCA Member may elect in writing upon its admission to the Company for this Section 6.11 not to apply to its Units. Any such election by a BHCA Member may be rescinded at any time by written notice to the Board, provided that any such rescission shall be irrevocable.

SECTION 7
ACCOUNTING, BOOKS AND RECORDS

7.1           Accounting, Books and Records.

(a)           The Company shall keep each of the following:

 (i)          separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement;

 (ii)         a current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

 (iii)        a copy of the Certificate and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which any amendment has been executed;

 (iv)        copies of the Company’s federal, state, and local income tax returns and reports, if any, for the six (6) most recent years;

 (v)         a copy of this Agreement; and

 (vi)        copies of any writings permitted or required under the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution.

(b)           In accordance with Section 18-305 of the Act, but subject to Section 18-305(c) of the Act, any Member or its designated representatives for a proper purpose related to its position as a Member has the right to have reasonable access during normal business hours to and inspect and copy the contents of such books or records and such additional financial information, documents, books and records regarding the affairs of the Company. Prior to any inspection of such books and records, the Board may require the Member and the Member’s designated representatives to execute a confidentiality and non-disclosure agreement (with operative provisions substantially in the form of the Confidentiality Provisions) with regard to the information to be inspected or copied.

7.2           Reports.

The Board of the Company shall be responsible for causing the preparation and distribution of quarterly financial reports of the Company.

7.3           Tax Matters.

 (a)           Tax Elections. The Tax Matters Member shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; and (ii) with the consent of (A) a majority of the Board and (B) Members holding at least a Supermajority of the Units then outstanding, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns. To the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, the Tax Matters Member shall represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Pacific Ethanol Equity Holdings LLC is hereby specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law.

 (b)           Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year.

SECTION 8
AMENDMENTS; CONVERSION

8.1           Amendments.

 (a)           Amendments to this Agreement may be proposed by any Member. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the approval of a majority of the Board and Members holding at least a Supermajority of the Units then outstanding (or, if greater, Members holding not less than the minimum number of Units required for such action as otherwise provided herein, including without limitation in Section 6.8).

 (b)           Notwithstanding Section 8.1(a), this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would (i) modify the limited liability of a Member, (ii) alter the interest of a Member in Profits, Losses, other items, or any Company distributions or (iii) modify Section 2.3(b) or otherwise require the making of an additional Capital Contribution other than upon the terms set forth herein as of the Effective Date. The preceding sentence shall not apply to the conversion of the Company effected pursuant to Section 8.2.

8.2           Conversion.

 (a)           Notwithstanding anything to the contrary in this Agreement, the Company may, with the consents required by Section 6.8(c)(iii), change the form of organization in which the Company conducts its business from a limited liability company to a corporation (“Roll-Up Corporation”), either directly, through a merger with an existing corporation, or in any other manner elected by the Board, make all exchanges, and take all other actions, if any, as are reasonably necessary in connection with any conversion pursuant to this Section 8.2(a).

 (b)           The shares of capital stock of the corporation resulting from a conversion of the Company to a corporation pursuant to Section 8.2(a) shall be distributed among the Members so that each Member shall receive an amount of such capital stock having a fair market value equal to the amount that would have been distributed to such Member pursuant to Section 11.2 (after adjusting the Members’ Capital Accounts for the hypothetical gain or loss that would be realized by the Company if all of the assets and business, subject to all liabilities, of the Company had been sold immediately prior to the conversion pursuant to Section 11.10 for an aggregate fair market value equal to the aggregate fair market value of such capital stock), (ii) each Member receives the same class of capital stock in such corporation and (iii) each Member’s capital stock enjoys the same ownership rights (including payments, voting power and otherwise) as the other Members’ capital stock.

SECTION 9
TRANSFERS

9.1           Restrictions on Transfers.

No Member may Transfer, offer to Transfer, or accept an offer from any proposed Transferee for, all or any amount of its Units to another Person except in accordance with the terms and conditions set forth in this SECTION 9. A Transfer completed in accordance herewith is referred to in this Agreement as a “Permitted Transfer”.

9.2           Conditions to Permitted Transfers.

 (a)           Subject to Section 9.3(c), a Transfer shall not be treated as a Permitted Transfer unless and until all the following conditions are satisfied:

 (i)          The Transfer is made to a Permitted Transferee.

 (ii)         [Intentionally omitted.]

 (iii)        Except in the case of a Transfer involuntarily by operation of law, the Transferor and Transferee shall execute and deliver to the Company such documents and instruments of conveyance (including, without limitation, a Joinder Agreement) as may be reasonably necessary or appropriate in the opinion of counsel to the Company to effect such

Transfer (which, in the case of a Transfer in connection with the Call Option Counterparty’s exercise of the Call Option, shall be any such documentation required pursuant to the terms of the Call Option Agreement and a Joinder Agreement). In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, Company shall be reimbursed by the Transferor and/or Transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

 (iv)        The Transferor and Transferee shall furnish the Company with the Transferee’s taxpayer identification number, sufficient information to determine the Transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

 (v)         The Transfer shall not (A) cause the Company to be treated as a “publicly traded partnership” taxable as a corporation for federal income tax purposes, (B) cause the Company to be treated as a corporation for U.S. federal income tax purposes, (C) except in the case of (x) an Approved Sale or (y) any Transfer occurring prior to December 31, 2010 (including without limitation any Transfer resulting from the settlement of a Pending Trade or from the Call Option Counterparty’s exercise of the Call Option), cause the termination of the Company pursuant to Section 708(b)(1)(B) of the Code or (D) affect the Company’s existence as a limited liability company under the Act. The Board may, prior to the admission of a Transferee to the Company as a substituted Member in accordance with Section 9.5, require such Transferee to furnish an opinion of counsel in form and substance reasonably satisfactory to the Company that the Transfer of Units to the Transferee is in compliance with this Section  9.2(a)(v).

 (b)           No Member shall in any manner pledge, hypothecate or encumber, or grant options with respect to, his, her or its Units; provided that any Member may assign or pledge his, her or its Units as collateral for any loan (i) with the consent of at least four of the five Managers or (ii) made to the Company, PEH or any Plant LLC if required in connection with such a loan by Members holding a Super- Supermaj ority of the Units then outstanding (then each Member will enter into a pledge and/or security agreement (without recourse, except to the Units so pledged) in the same form as that entered into by Members holding a SuperSupermajority of the Units then outstanding).

 (c)           Members (excluding the Member proposing the applicable Transfer) holding a Super- Supermaj ority of the Units then outstanding may waive, with respect to any proposed Transfer, any of the conditions of a Permitted Transfer set forth herein and, upon the granting of such waiver, such proposed Transfer shall be a Permitted Transfer for purposes of this Agreement.

9.3           Prohibited Transfers.

 (a)           Except as otherwise specifically provided herein, any purported Transfer of Units that is not a Permitted Transfer shall, to the fullest extent permitted by law, be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Units Transferred shall be strictly limited to the Transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the Transferor or Transferee of such Units may have to the Company.

 (b)           In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall, to the fullest extent permitted by law, be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of the Company or such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

 (c)           Exit Facility Members are subject to the Credit Agreement’s requirement that any assignment or participation of debt within the ninety (90) day period following the Effective Date be accompanied by an assignment of an equivalent proportion of the Units of such Exit Facility Member and of any of its Affiliates. Therefore, each Exit Facility Member shall not, during the ninety (90) day period following the Effective Date, Transfer any of the Units such Member received on the Effective Date in its capacity as an Exit Facility Member in accordance with Section 6.02(a) of the Reorganization Plan.

9.4           Rights of Unadmitted Assignees.

A Person who acquires Units pursuant to a Permitted Transfer but who is not admitted as a substituted Member pursuant to Section 9.5 shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

9.5           Admission of Substituted Members.

Subject to the other provisions of this SECTION 9, a Transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 9.5:

 (a)           the Units with respect to which the Transferee is being admitted were acquired by means of a Permitted Transfer;

 (b)           the Transferee of Units (other than, with respect to clause (i) below, a Transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Board (and, in the case of clause (ii) below, the Transferor Member), (i) accept and adopt the terms and provisions of this Agreement and (ii) assume the obligations of the Transferor Member under this Agreement with respect to the

Transferred Units. The Transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the Transferor Member prior to transfer arising out of a breach of this Agreement by the Transferor Member, (y) those obligations or liabilities of the Transferor Member based on events occurring, arising or maturing prior to the date of Transfer and (z) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the Transferor Member under this Agreement;

 (c)           the Transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the Transferee as a Member with respect to the Transferred Units; and

(d)           except in the case of a Transfer involuntarily by operation of law, if required by the Board, the Transferee (other than a Transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and in all cases, the Transferee and Transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

9.6           Distributions and Allocations in Respect of Transferred Units.

If any Units are Transferred during any Fiscal Year in compliance with the provisions of this SECTION 9, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the Transferor and the Transferee by taking into account their varying holdings of Units during the calendar year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board. All distributions on or before the date of such Transfer shall be made to the Transferor, and all distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. None of the Company, any Manager nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.6, whether or not the Company has knowledge of any Transfer of ownership of any Units.

9.7           Tag-Along Rights.

 (a)           If at any time (or from time to time in any 120-day period; provided that any Permitted Transfer resulting from the settlement of a Pending Trade shall not be considered for purposes of applying this 120-day period) a Member (a “Tag-Along Seller”) agrees to

Transfer ten percent (10%) or more of the total Units then outstanding for value to any Permitted Transferee (other than an Affiliate of such Tag-Along Seller, a “Tag-Along Purchaser” and such sale a “Tag-Along Sale”), then, each other Member (each, a “Tag-Along Rightholder”) shall have the right to make an offer to sell to such Tag-Along Purchaser, upon the terms set forth in the Tag-Along Notice, a number of Units held by such Tag-Along Rightholder (the “Tag-Along Offered Units”) equal to the product obtained by multiplying (i) the aggregate number of Units intended to be sold by the Tag-Along Seller in such Tag-Along Sale by (ii) a fraction, the numerator of which is the number of Units owned by such Tag-Along Rightholder immediately prior to such Tag -Along Sale and the denominator of which is the total number of Units outstanding immediately prior to such Tag-Along Sale. Notwithstanding any other provision of this Section 9.7, any Tag-Along Sale must satisfy the conditions set forth in Section 9.2 and otherwise be a Permitted Transfer.

 (b)           The Tag-Along Seller intending to Transfer Units to a Tag-Along Purchaser shall give written notice to each Tag-Along Rightholder of each proposed Transfer by it that gives rise to the rights of the Tag-Along Rightholders set forth in this Section 9.7, at least fourteen (14) days prior to the proposed consummation of such transfer, setting forth the name of such Tag-Along Seller, the number of Units proposed to be sold by such Tag-Along Seller, the name and address of the proposed Tag-Along Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser, the percentage of Units that such Tag-Along Rightholder may sell to such Tag-Along Purchaser (determined in accordance with Section 9.7(a)) and the per Unit purchase price (or a reasonable estimate of the maximum and minimum per Unit purchase price) (the “Tag-Along Notice”). The tag-along rights provided by this Section 9.7 must be exercised by any Tag-Along Rightholder wishing to sell its Units within seven (7) Business Days following receipt of the Tag-Along Notice, by delivery of a written irrevocable offer (the “Tag-Along Rightholder’s Offer”) to the Tag-Along Seller indicating such Tag-Along Rightholder’s wish to have an amount of its Units included in the Tag-Along Sale and specifying the number of Tag-Along Offered Units (up to the maximum number of Tag-Along Offered Units as determined in accordance with Section 9.7(a)) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 9.7 prior to the expiration of such seven (7) Business Day period by giving written notice to the Tag-Along Seller, with a copy to the Company. Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable commitment by such Tag-Along Rightholder to sell its Units on the terms set forth in such Tag-Along Rightholder’s Offer. The failure of a Tag-Along Rightholder to respond within such seven (7) Business Day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 9.7 with respect to the transfer on the terms set forth in the Tag-Along Notice.

 (c)           The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Units that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale. If the Tag-Along Seller is unable to obtain such inclusion of all such Units, then (i) the number of Units to be sold in such Tag-Along Sale shall be allocated on a pro rata basis among the Tag-Along Seller and each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale in proportion to the total number of Units offered and eligible to be sold in the Tag-Along Sale by each such Holder or (ii) the Tag-Along Seller shall be permitted to sell its Units in a Tag-Along Sale provided that it purchases, for the same price and upon the same terms, from each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale the number of Units that the Tag-Along Rightholder could have included in such Tag-Along Sale (in each case calculated on a fully-diluted basis).

 (d)           If (i) the Tag-Along Seller has not consummated the Tag-Along Sale within sixty (60) days of the delivery of the Tag-Along Notice (for any reason other than the failure of a Tag-Along Rightholder to sell its Units under this Section 9.7) or (ii) the principal terms and conditions of the Tag-Along Sale shall change, in any material respect, from those in the Tag-Along Notice, then the Tag-Along Notice and any Tag-Along Rightholder’s Offer shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 9.7 separately complied with, in order to consummate such proposed Tag-Along Sale pursuant to this Section 9.7; provided, however, that the Tag-Along Notice and the Tag-Along Rightholders’ Offers shall not be null and void if the Tag-Along Seller receives the unanimous written consent of each of the Tag-Along Rightholders agreeing to an extension and/or revised terms. Notwithstanding any other provision of this Section 9.7, there shall be no liability on the part of any Tag-Along Seller to any other Member arising from the failure of any Tag-Along Seller to consummate the Tag-Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Seller.

9.8           Drag-Along Right.

 (a)           Upon receiving the requisite approval, pursuant to Section 6.8, of a sale of greater than 50% of the Units then outstanding (including a purchase by merger) to a Permitted Transferee (an “Approved Sale”), the Company shall send written notice (the “Drag-Along Notice”) to the Members notifying them they will be required to sell their Units in such Approved Sale. Notwithstanding any other provision of this Section 9.8, any Approved Sale must satisfy the conditions set forth in Section 9.2 and otherwise be a Permitted Transfer.

 (b)           If the Approved Sale has not been consummated within ninety (90) days following delivery of the Drag-Along Notice, the Drag-Along Notice shall be null and void, each Member shall be released from his, her or its obligation under the Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Section 9.8 separately complied with, in order to consummate such Approved Sale pursuant to this Section 9.8.

9.9           Provisions Applicable to Tag-Along and Drag-Along Sales.

 (a)           Each Member participating in a proposed sale under Section 9.7 or 9.8 shall take or cause to be taken at the expense of the Company all such reasonable actions consistent with the terms of this Agreement as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of it; and otherwise reasonably cooperating with the selling Members or the Company, as the case may be, and the prospective buyer. Without limiting the generality of the foregoing:

 (i)          with respect to proposed Tag-Along Sales, each such participating Member agrees to execute and deliver such agreements as may be reasonably specified by the selling Member or the Company, as the case may be, (so long as all Members will be subject to the same terms), including without limitation agreements to (A) make individual customary representations, warranties, covenants and other agreements as to, among other things, the unencumbered title to its Units and the power, authority and legal right to transfer such Units, (B) be severally, not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements in respect of the Company and its subsidiaries and (C) be subject to confidentiality restrictions in respect of the business of the Company and its subsidiaries (with the operative provisions of such confidentiality restrictions substantially in the form of the Confidentiality Provisions); provided, however, that, with respect to representations, warranties and covenants of the type described in clause (B) above, the aggregate amount of such liability will not exceed the lesser of (1) such Member’s pro rata portion of any such liability, to be determined in accordance with such Member’s portion of the total amount of Units included in such sale and (2) the proceeds actually received by such Member in connection with such sale.

 (ii)         with respect to a proposed sale under Section 9.8 [Drag-Along] each such participating Member agrees to execute and deliver such agreements as may be reasonably specified by the selling Member or the Company, as the case may be, (so long as all Members will be subject to the same terms), including without limitation agreements to (A) make individual representations, warranties, covenants and other agreements that (y) are, in the case, acceptable to Members holding at least a Super-Supermajority of the Units then outstanding and (z) relate to, among other things, the unencumbered title to its Units and the power, authority and legal right to transfer such Units, (B) be severally, not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements in respect of the Company and its subsidiaries and (C) be subject to confidentiality restrictions in respect of the business of the Company and its subsidiaries (with the operative provisions of such confidentiality restrictions substantially in the form of the Confidentiality Provisions); provided, however, that, with respect to representations, warranties and covenants of the type described in clause (B) above, the aggregate amount of such liability will not exceed the lesser of (1) such Member’s pro rata portion of any such liability, to be determined in accordance with such Member’s portion of the total amount of Units included in such sale and (2) the proceeds actually received by such Member in connection with such sale.

 (b)           The closing of a sale pursuant to Section 9.7 or 9.8 will take place at such time and place as the selling Members or the Company, as the case may be, shall reasonably specify by notice to each participating Member. At the closing, in the case of a sale of Units, each participating Member shall deliver any certificates evidencing the Units to be sold by such Member, duly endorsed in blank by the Person(s) in whose name the certificate is issued or accompanied by a duly executed instrument of assignment separate from the certificate, free and clear of any liens or encumbrances, against delivery of the applicable consideration.

 (c)           In any sale pursuant to Section 9.7 or 9.8, the sale of Units by the selling Members shall be made on the same terms (including, without limitation, the per Unit price and the type of consideration to be received per Unit or each type of security being purchased) and shall be subject to the same conditions, and all such selling Members shall receive the proceeds from such sale (allocated as provided herein) at the same time.

SECTION 10
REPRESENTATIONS OF MEMBERS

Each Member represents, warrants, agrees and acknowledges that:

10.1        Organization; Authority. (a) It is a corporation, limited liability company, partnership or other entity, as applicable, duly organized or formed and validly existing and in good standing under the laws of the jurisdiction of its organization or formation; (b) it has all requisite corporate, limited liability company, partnership or other entity power and authority to enter into this Agreement, to acquire and hold its Units and to perform its obligations hereunder; and (c) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or other entity action.

10.2        No Conflict. (a) Its execution and delivery of this Agreement and the performance of its obligations hereunder will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, which conflict, breach, default or acceleration could reasonably be expected to materially and adversely affect the performance of its obligations hereunder, or (ii) conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, which conflict or violation could reasonably be expected to materially and adversely affect the performance of its obligations hereunder; and (b) it has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by it of its obligations hereunder, except where the failure of such Member to obtain any such consent, approval, authorization or order would not materially and adversely affect the performance of such Member’s obligations hereunder.

10.3        No Proceeding. There is no litigation, action, suit, investigation, proceeding by or before any governmental authority or arbitrator pending or, to its knowledge, threatened against such Member, which would prohibit its entering into, or that could materially and adversely affect its ability to perform its obligations under, this Agreement.

10.4        Enforceability. This Agreement is a binding agreement on the part of such Member enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

10.5        Acquisition of Units. It is acquiring its Units for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer all or any of its Units, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any Person or Persons whomsoever, all or any of its

Units in any manner that would violate or cause the Company or any Member to violate applicable federal or state securities laws.

10.6        Bank Holding Company Act.

 (a)           If, as of the date hereof or at any time hereafter, such Member holds five percent (5%) or more of the outstanding Units, such Member is not (a) subject to the U.S. Bank Holding Company Act of 1956, as amended from time to time (the “BHCA”), (b) directly or indirectly “controlled” (as that term is defined in the BHCA) by a company that is subject to the BHCA or (c) otherwise prohibited from owning, controlling or having the power to vote shares representing 5% or more of the Units outstanding from time to time.

 (b)           If any Member that holds, from time to time, five percent (5%) or more of the outstanding Units cannot, at any time hereafter, accurately make the representations set forth in clause (a) of this Section 10.6, then such Member shall be a “BHCA Member” for purposes of this Agreement including, without limitation, Section 6.11.

SECTION 11
DISSOLUTION AND WINDING UP

11.1        Dissolution Events.

 (a)           Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

 (i)          with the approval of a majority of the Board and Members holding at least a Super- Supermaj ority of the Units then outstanding, to dissolve, wind up, and liquidate the Company; or

 (ii)         a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business pursuant to Section 18-802 of the Act; or

 (iii)        the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in accordance with the Act.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

11.2        Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 11.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall, to the extent practical, be completed within ninety (90) days of the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)           First, to creditors (including Members who are creditors, to the extent permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members and former members under Section 18-601 or 18-604 of the Act;

(b)           Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under Section 18-601 or 18-604 of the Act; and

(c)           The balance, if any, to the Members pro rata based upon their respective holdings of the Units.

11.3        Liquidator Distributions.

In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this SECTION 11 may be:

(a)            distributed to a trust established for the ultimate benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 11.2; or

(b)            withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

11.4        Deemed Distribution and Recontribution.

Notwithstanding any other provision of this SECTION 11, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes and state income tax purposes, if applicable, the Company shall be deemed to have distributed the Property in-kind to the Members, who shall be deemed to have taken subject to all debts of the Company and other liabilities all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Property in-kind to the Company, which shall be deemed to have taken subject to all such liabilities.

11.5        Rights of Members.

Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, except as otherwise provided in this Agreement, the Members shall have no recourse against the Company, any Manager or any other Member.

11.6        Notice of Dissolution/Termination.

 (a)           In the event (i) a Dissolution Event occurs or (ii) an event occurs that would, but for provisions of Section 11. 1, result in a dissolution of the Company, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and, in the event set forth in clause (i) above, to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Board).

 (b)           Upon completion of the distribution of the Company’s Property as provided in this SECTION 11, and the Liquidator causing the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and taking all such other actions as may be necessary to terminate the Company, the Company shall be terminated.

11.7        Allocations During Period of Liquidation.

Except as otherwise provided in Section 11.2, during the period commencing on the first day of the year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 11. 2, the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in SECTION 3.

11.8        Character of Liquidating Distributions.

All payments made in liquidation of the interest of a Member in the Company shall be made, to the maximum extent permitted by the Code, in exchange for the interest of such Member in Property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

11.9        The Liquidator.

 (a)           Definition. The “Liquidator” means a Person appointed by the Board to oversee the liquidation of the Company.

 (b)           Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this SECTION 11 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

 (c)           Indemnification. The Company shall, to the fullest extent permitted by law, indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

11.10      Form of Liquidating Distributions.

For purposes of making distributions required by Section 11. 2, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom. In the case of an in-kind distribution of the Property, the Capital Accounts of the Members shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(e)(1) of the Regulations to reflect the manner in which the unrealized income, gain, loss and deduction inherent in the Property (that has not previously been reflected in the Capital Accounts) would be allocated among the Members if there were a taxable disposition of the Property for its fair market value (taking into account Code Section 7701(g)) on the date of the distribution.

SECTION 12
INDEMNIFICATION

12.1         General.

 (a)           The Company, its receiver or its trustee, shall indemnify, to the fullest extent permitted by law, defend and save harmless each of the Members and each Manager, and their respective control persons, and the officers of the Company (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Person is or was a Member or Manager, or their control persons, or an officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding, other than such expenses, judgments, fines and amounts arising from the gross negligence or willful misconduct of such Indemnitee.

 (b)           The Company, its receiver or its trustee, shall indemnify, to the fullest extent permitted by law, defend and save harmless each Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Person is or was a by reason of the fact that the Person is or was a Member or Manager, or their control persons, or an officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses (including reasonable attorneys' fees) actually and reasonably incurred by the Person in connection with the defense or settlement of such action or suit and except that no indemnification shall be made in respect of any claim, issue or matter (i) arising from the gross negligence or willful misconduct of such Indemnitee or (ii) as to which such Person shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court may deem proper.

 (c)           The Company may purchase and pay for insurance as would be customary for any Person engaging in a similar business.

 (d)           Any indemnification may be made by the Company only as authorized in Section 12.1(a), only if authorized in the specific case by (i) the Board (excluding any Manager that is an Indemnitee) and (ii) Members (excluding the Indemnitee and his, her or its Affiliates, as applicable) holding at least a Supermajority of the Units then outstanding, provided that if the Company refuses or is unable to so indemnify the Indemnitee, within thirty (30) days after a written claim has been received by the Company, the Indemnitee may at any time thereafter initiate proceedings against the Company pursuant to Section 13.10 to recover the unpaid amount of the claim and, if successful, in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such proceeding. The Company may assert as a defense to any such action that the Indemnitee has not met the standards of conduct set forth herein for the Company to indemnify the Indemnitee for the amount claimed.

 (e)           Notwithstanding the foregoing, to the extent a present or former Member or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) or in defense of any claim, issue or matter therein, such Indemnitee shall be indemnified, to the fullest extent permitted by law, against cost, expenses (including attorneys' fees), loss and damage actually and reasonably incurred by the Indemnitee in connection therewith.

12.2        Advancement of Expenses.

The Company shall advance, to the extent funds are available or can be provided on behalf of the Company by PEH or any Plant LLC (subject to the restrictions contained in the Credit Agreement), all expenses incurred by an Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 12.1. The Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the

Company as authorized hereby. The advances able to be made hereunder shall be paid by the Company to the Indemnitee within ten (10) days following delivery of a reasonable written request therefor by the Indemnitee to the Company.

SECTION 13
MISCELLANEOUS

13.1        Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile or electronic mail, if (y) delivery by electronic mail is permitted by such Person (which it shall be, unless otherwise indicated on such Person’s signature page hereto) and (z) either (A) telephonic or electronic confirmation of delivery is obtained or (B) such facsimile or electronic mail is followed by a hard copy of the communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, in each case addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company: (a) if to the Company, to c/o JT Miller Group LLC, 777 Campus Commons Road #200, Sacramento, CA, 95825, facsimile 916.565.7423, jtm@jtmillergroup.com; and (b) if to any of the Members, to the notice address listed on such Member’s signature page to this Agreement, or such updated address of which such Member has notified the Company pursuant to Section 2.6.

13.2        Binding Effect.

 (a)            Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, Transferees, and assigns.

 (b)            Except as expressly set forth in SECTION 12, nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.3        Construction.

 (a)           Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

 (b)           Many of the terms of this Agreement are intended to alter or extend provisions of the Act as they may apply to the Company or the Members. To the extent permitted by the Act, it is intended that the provisions of this Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them. Any failure of this Agreement to mention or specify the relationship of such terms to provisions of the Act that may affect the scope or application of such terms shall not be construed to mean that any such term is not intended to be an operating agreement provision authorized or permitted by the

Act or which in whole or in part alters, extends or supplants provisions of the Act as may be allowed thereby.

13.4        Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

13.5        Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.6        Severability.

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

13.7        Incorporation by Reference.

Every exhibit, appendix, schedule, and other addendum attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

13.8        Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

13.9        Governing Law.

The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder, without regard to its conflicts of laws provisions.

13.10      Submission to Jurisdiction; Waiver of Jury Trial and Venue.

 (a) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS

PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

 (b)           WAIVER OF JURY TRIAL AND VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (i) ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR AND (ii) ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 13.10(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

 (c)           Service of Process. Each party hereto agrees (i) that service of process may be effectuated by mailing a copy of the summons and complaint, or other pleading, by certified mail, return receipt requested, in accordance with Section 13.1 and (ii) to vote its Units to cause the Company at any time to make the consents, agreements and waivers contained in this Section 13.10 in respect of any action or proceeding against the Company by any Member.

13.11      Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (including a PDF file), shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

13.12      Specific Performance.

Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, to the fullest extent permitted by law, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.13      No Third Party Beneficiaries.

It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto (including any Person admitted to the Company as provided in Section 2.2), and that no other Person, other than an Indemnitee under Section 12.1, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

13.14       Entire Agreement.

This Agreement contains the entire understanding and agreement among the Members with respect to the subject matter hereof, and supersedes all prior agreements and all contemporaneous oral agreements. Other than the Credit Agreement (and the documents executed and delivered pursuant thereto and in connection therewith) and the Call Option Agreement, there are no other agreements, understandings, representations or warranties among the Members.

*   *   *

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the day first above set forth.

[MEMBER]

By: ___________________________
Name:
Title:

Notice Address:

Name: ____________________________

Address: _________________________
_________________________________
Facsimile: _________________________
Email: ____________________________

Signature Page

APPENDIX I

DEFINED TERMS

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to a Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, the terms “controlling,” “controlled by” or “under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of New PE Holdco LLC, including the Appendices , Exhibits and any Schedules attached hereto, as the same shall be amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Approved Sale” has the meaning set forth in Section 9.8(a).

“Asset Management Agreement” means that certain Asset Management Agreement, dated as of the Effective Date, by and among Pacific Ethanol, Inc., PEH and each of the Plant LLCs (as it may be further amended, restated or otherwise modified from time to time) or any successor or replacement asset management agreement.

“Associated Lender” means the lender under the Credit Agreement that is an Affiliate of an initial Member or has otherwise designated a Member for purposes of this Agreement, as indicated on Appendix II hereto.

Appendix I, pg. 1

“Assumed Tax Rate” means the highest combined federal and state tax rate on corporations, applicable to any Member, after giving effect to the maximum amount of state income tax deductible for federal income tax purposes.

“BHCA” has the meaning set forth in Section 10.6(a).

“BHCA Member” has the meaning set forth in Section 10.6(b).

“Board” has the meaning set forth in Section 5.1(a).

“Board Election” has the meaning set forth in Section 5.2(b).

“Budgets” has the meaning set forth in Section 5.6(b).

“Business” has the meaning set forth in Section 1.3(a).

“Business Day” means a day of the year, other than a Saturday or Sunday, on which banks are not required or authorized to close in New York, New York.

“Call Option” has the meaning assigned to such term in the Call Option Agreement.

“Call Option Agreement” means that certain Call Option Agreement, dated as of the Effective Date, by and among the Company, Pacific Ethanol, Inc. and the Members party thereto, whereby such Members have granted to Pacific Ethanol, Inc. an option to purchase all or some portion of their respective Units, as set forth therein and as governed by the terms thereof.

“Call Option Counterparty” means Pacific Ethanol, Inc. under, and in its capacity as a party to, the Call Option Agreement.

“Capital Account” means, with respect to any holder of Units, the capital account established and maintained in accordance with the following provisions:

(i) the Capital Account of each Member shall initially be credited with the amount of such Member’s Original Capital Contribution;

(ii) thereafter, to each Member’s Capital Account there shall be credited (A) the amount of money and the Gross Asset Value of any Property contributed by the Member with respect to Units pursuant to any provision of this Agreement, (B) such Member’s distributive share of Profits and any items in the nature of income or gain to the extent allocated pursuant to SECTION 3 to holders of Units, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member with respect to its Units; and

(iii) to each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member with respect to its Units pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses to the extent allocated pursuant to SECTION 3 with respect to such Member’s Units, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company with respect to its Units.

Appendix I, pg. 2

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to Units.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

“Chief Operating Officer” has the meaning set forth in Section 5.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” has the meaning set forth in Section 1.704-2(d) of the Regulations.

“Confidentiality Provisions” has the meaning set forth in Section 5.5(d).

“Credit Agreement” means that certain Credit Agreement, dated as of the Effective Date, by and among PEH, the Plant LLCs, the lenders party thereto, WestLB AG, New York Branch, as administrative agent and collateral agent, and Amarillo National Bank, as accounts bank.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Manager” has the meaning set forth in Section 5.2(c).

“Designating Member” has the meaning set forth in Section 5.2(c).

 “Dissolution Event” has the meaning set forth in Section 11.1(a).

“Distributable Cash” means cash that is available for distribution to the Members, as determined by the Board, provided that no cash shall be Distributable Cash, if distribution of such cash is not permitted under the Act.

Appendix I, pg. 3

“Drag-Along Notice” has the meaning set forth in Section 9.8(a).

“Effective Date” has the meaning set forth in the preamble.

“Exit Facility Lender” has the meaning assigned to such term in the Reorganization Plan.

“Exit Facility Member” means any Member that is, or whose Associated Lender is, an Exit Facility Lender.

“Exit Facility Sub-Capital Account” means, with respect to any Exit Facility Member, the portion of the Capital Account (if any) of such Member resulting from such Member receiving Units in its capacity as an Exit Facility Member in accordance with Section 6.02(a) of the Reorganization Plan.

“Fiscal Year” means the calendar year, unless the Company is required to have a different fiscal year for federal income tax purposes. The Company shall have the same Fiscal Year for financial and partnership accounting purposes.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account, as determined by the Board) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis  amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.2(c) ; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

Appendix I, pg. 4

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Indemnitee” has the meaning set forth in Section 12.1(a).

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit A attached to this Agreement.

“Liquidator” has the meaning set forth in Section 11.9(a).

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Management Company” means the company employed pursuant to the Asset Management Agreement to provide management services to the Company, PEH and/or any Plant LLC.

“Manager” has the meaning set forth in Section 5.2(a).

“Member” means a Person who is issued Units, or, if applicable, a Person who has become a substituted Member pursuant to the terms of this Agreement, provided that such Person has not ceased to be a Member pursuant to this Agreement or the Act.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Non-Exit Facility Sub-Capital Account” means, with respect to any Member, the portion of the Capital Account (if any) of such Member that is not an Exit Facility Sub-Capital Account.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Original Capital Contribution” has the meaning set forth in Section 2.3(a).

“PEH” has the meaning set forth in the recitals to this Agreement.

Appendix I, pg. 5

“Pending Trade” means a sale of the debt obligations arising under the Prepetition Credit Agreement (as defined in the Reorganization Plan), which sale was pending prior to the Effective Date (in accordance with the evidence of such pendency delivered to the Prepetition Agent (as defined in the Reorganization Plan), which evidence is satisfactory to the Prepetition Agent in its sole discretion).

“Permitted Transfer” has the meaning set forth in Section 9.1.

“Permitted Transferee” means (i) with respect to any Member, an Affiliate thereof, (ii) a Person who is a Member at the time of the Transfer, (iii) the Call Option Counterparty in connection with the exercise of the Call Option or (iv) a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act of 1933, as amended from time to time (or any corresponding provisions of succeeding law)).

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Plant LLCs” has the meaning set forth in the recitals to this Agreement.

“Plants” has the meaning set forth in the recitals to this Agreement.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

Appendix I, pg. 6

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.1(b), Section 3.2 or Section 3.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3,1(b), 3.2 and 3.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Record Date” has the meaning set forth in Section 2.7.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.3.

“Reorganization Plan” has the meaning set forth in the recitals to this Agreement.

“Roll-Up Corporation” has the meaning set forth in Section 8.2(a).

“Supermajority” has the meaning set forth in Section 6.8(c).

“Super-supermajority” has the meaning set forth in Section 2.3(b).

“Tag-Along Notice” has the meaning set forth in Section 9.7(b).

“Tag-Along Offered Units” has the meaning set forth in Section 9.7(a).

“Tag-Along Purchaser” has the meaning set forth in Section 9.7(a).

“Tag-Along Rightholder” has the meaning set forth in Section 9.7(a).

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 9.7(b).

“Tag-Along Sale” has the meaning set forth in Section 9.7(a).

Appendix I, pg. 7

“Tag-Along Seller” has the meaning set forth in Section 9.7(a).

“Tax Matters Member” has the meaning set forth in Section 7.3(a).

“Term Loans” has the meaning assigned to such term in the Credit Agreement.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of. “Transferred,”“Transferor” and “Transferee” shall have comparable meanings.

“Unit Certificate” has the meaning set forth in Section 2.5(b).

“Units” has the meaning set forth in Section 2.1(a).

Appendix I, pg. 8

EXHIBIT A

FORM OF JOINDER

JOINDER AGREEMENT

This JOINDER AGREEMENT dated as of [, 20 ] (the “Joinder Agreement”) is made and entered into by [ ], a [ ] (the “New Member”), pursuant to that certain Limited Liability Company Agreement of New PE Holdco LLC, dated as of June 29, 2010 (as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “LLC Agreement”). Capitalized terms used but not defined herein has the meanings given to such terms in the LLC Agreement.

W I T N E S S E T H

The New Member desires to purchase or become a transferee of the Units described on Schedule 1 hereto (the “Transferred Units”) and to be admitted as a Member of New PE Holdco LLC, a Delaware limited liability company (the “Company”), as of the date first set forth above. Pursuant to Section 2.2 of the LLC Agreement, the New Member is required to execute this Joinder Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the New Member hereby agrees as follows:

1.             Joinder and Assumption.

(a) The New Member hereby confirms that it has assumed, and hereby agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities applicable to a Member of the Company under the LLC Agreement. By virtue of the foregoing, the New Member hereby accepts and assumes any liability of a Member of the Company related to each covenant or obligation of a Member of the Company in the LLC Agreement. Upon the execution of this Joinder Agreement, the New Member is hereby admitted to the Company as a Member of the Company.

(b) As of the date hereof, all references to the term “Member” in the LLC Agreement or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the New Member.

Exhibit A -1

2.             New Member Representations and Warranties. The New Member hereby represents and warrants to the Company that the New Member has the requisite power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the LLC Agreement. The New Member has the power and authority to execute, deliver and perform the obligations imposed on it under the LLC Agreement and this Joinder Agreement and to consummate the transactions contemplated by the LLC Agreement and this Joinder Agreement. No other proceedings, consents, approvals, registrations or filings on the part of the New Member are necessary to authorize the execution, delivery or performance of this Joinder Agreement, the transactions contemplated hereby or the performance of its obligations under the LLC Agreement or this Joinder Agreement. This Joinder Agreement has been duly executed and delivered by the New Member. This Joinder Agreement and the LLC Agreement each constitutes a legal, valid and binding obligation of the New Member enforceable against it in accordance with its terms, subject to the enforcement of remedies, applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

3.             Covenants of the Company.

(a) The Company will treat the New Member as the owner of such Units from the date hereof.

(b) The Company will allocate to the New Member the distributive share of membership income, gain, loss, deduction, and credit associated with such Units for the entire period during which the New Member is the holder of the Units on the records of the Company.

4.             Further Assurances. At any time and from time to time, upon the Company’s request and at the sole expense of the New Member, the New Member will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Company reasonably deems necessary to effect the purposes of this Joinder Agreement.

5.             Binding Effect. This Joinder Agreement shall be binding upon the New Member and shall inure to the benefit of the Company and its Members and their respective successors and assigns.

6.             GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE.

Exhibit A -2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NEW MEMBER]

By:	/s/
Name:
Title:

Exhibit A -3

COMPANY

NEW PE HOLDCO LLC,
a Delaware limited liability company

By:	/s/
Name:
Title:

Exhibit A -4

SCHEDULE 1

Acquired Units

Class of Units:

Number of Units:

Exhibit A -5

EXHIBIT B

FORM OF CERTIFICATE

[See attached]

Exhibit B

CERTIFICATE EVIDENCING UNITS OF

NEW PE HOLDCO LLC
(Pursuant to Section 18-702(c) of the Delaware Limited Liability Company Act)

Certificate No.: C-XX	Units Issued: XX

THIS CERTIFIES THAT __________________________, is the registered holder of ___________(____)Units of New PE Holdco LLC (the "Company") transferable only on the books of the Company by the holder hereof, in person or by a duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of one or more of the Units represented by this Certificate, subject to certain restrictions contained in the Limited Liability Company Agreement of New PE Holdco LLC, dated as of June 29, 2010.

IN WITNESS WHEREOF, this Certificate has been signed by a duly authorized representative of the Company as of  __________________.

[___________ ]

BY:___________________________
NAME:
TITLE:

FOR VALUE RECEIVED, THE UNDERSIGNED DOES HEREBY SELL, ASSIGN, AND TRANSFER UNTO ________________ ___________(_____) UNITS EVIDENCED BY THIS CERTIFICATE AND DOES HEREBY IRREVOCABLY CONSTITUTE AND APPOINT  AS ITS ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION TO TRANSFER THE SAME ON THE BOOKS OF THE COMPANY.

DATE: __________, _____

NOTE: THE SIGNATURE MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITH NO ALTERATION, ENLARGEMENT OR CHANGE.

IN PRESENCE OF:______________________________

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

EXHIBIT C

CONFIDENTIALITY PROVISIONS

[This Confidentiality Agreement (the “Agreement”) is entered into as of [Date] by and between [entity name] (“[Party A]”), and [entity name] (the “[Party B]”; together with the [Party A], the “Parties” and each a “Party”).]

In connection with [describe relevant situation], a Party (the “Disclosing Party”) may furnish certain information to the other Party (the “Receiving Party”) in connection therewith. The term “Information” shall mean all confidential and/or proprietary information that a Disclosing Party has furnished or is furnishing to a Receiving Party, whether furnished before or after the date of this Agreement, whether tangible or intangible and in whatever form or medium provided, as well as all information generated by the Receiving Party or by its Representatives (as defined below) that contains, reflects or is derived from the furnished information.

In consideration of the Disclosing Party's disclosure to it of the Information, the Receiving Party agrees that it will keep the Information confidential and that the Information will not, without the prior written consent of the Disclosing Party, be disclosed by the Receiving Party or by its officers, directors, partners, employees, affiliates, attorneys, accountants, professional advisors, agents or representatives (collectively, “Representatives”), in any manner whatsoever, in whole or in part, and shall not be used by the Receiving Party or its Representatives other than in connection with the [describe relevant situation]. Moreover, the Receiving Party agrees to inform its Representatives of this Agreement and be fully liable for any breach of this Agreement by its Representatives.

The terms and conditions of this Agreement shall not apply to any item of the Information: if such Information (i) was known to the Receiving Party or its Representatives previous to its receipt of such Information; (ii) is, or becomes, readily available to the public other than through a breach of the obligations set forth herein; or (iii) has been, or is later disclosed to the Receiving Party by a third party not known by the Receiving Party to be bound by any confidentiality agreement regarding such Information; or (iv) was independently developed by the Receiving Party, either before or after the reference date of this Agreement, without using any of the Information or on behalf of the Receiving Party by persons without access to the Information.

Notwithstanding anything to the contrary set forth herein, the Receiving Party shall be permitted to disclose the Information if the Receiving Party is required by applicable law, regulation, subpoena, court order or other legal process or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction). The Receiving Party agrees that it will notify the Disclosing Party as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory authority), unless such notification shall be prohibited by applicable law or legal process, so that the Disclosing Party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or if the Disclosing Party otherwise provided its prior written consent, the Receiving Party shall furnish only that portion of the Information that in the opinion of the Receiving Party’s counsel is legally required (or, in the case of request by a governmental agency or other regulatory authority, that is in accordance with the Receiving Party’s usual practice with respect to such requests) and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

The Receiving Party acknowledges and agrees that, in the event of any breach of this Agreement, the Disclosing Party would be irreparably and immediately harmed and could not be made whole by money damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled at law or in equity, the Disclosing Party shall be entitled to seek an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement, and that the Receiving Party will not oppose the granting of such relief. The Receiving Party also agrees to reimburse the Disclosing Party for all reasonable costs and expenses, including reasonable attorney fees, incurred by the Disclosing Party in attempting to enforce the obligations of the Receiving Party or its Representatives hereunder.

No failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof.

This Agreement may be modified or waived only by a separate writing signed by all of the Parties expressly so modifying or waiving such Agreement. This Agreement shall terminate two years from the date hereof.1

______________________
1 The following language would be applicable in connection with the Confidentiality Provisions solely in the context of a Tag-Along Sale or a sale under Section 9.8 [Drag-Along]: “This Agreement is not intended, and shall not be construed, to (i) create any exclusive relationship between the Parties, (ii) prohibit or restrict in any manner the ability of the [seller] to solicit or transact any business with the customers, clients or counterparties of the [buyer], or (iii) obligate either Party to enter into any agreement relating to the Transaction. Each Party agrees that, unless and until a definitive agreement between the [buyer] and the [seller] with respect to the [sale] has been executed and delivered, neither the [buyer] nor the [seller] will be under any legal obligation of any kind whatsoever with respect to the [sale] by virtue of this or any other written or oral expression by it or any of its Representatives except for the matters specifically agreed to herein.”